Exhibit m

PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

INDEXIQ TRUST

WHEREAS, IndexIQ Trust, a trust organized and existing under the laws of the state of Delaware (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the “Shares”), in separate series representing the interests in separate funds of securities and other assets;

WHEREAS, the Trust offers a series of such Shares representing interests in separate series of the Trust (each, a “Fund” and together the “Funds”);

WHEREAS, within each Fund, the Trust offers both a Class I and a Class A of Shares (the “Class A Shares”);

WHEREAS, the Trust has previously adopted a Plan of Distribution (“Plan”) pursuant to Rule 12b-1 under the 1940 Act with respect to the Investor Class Shares (now names Class A Shares) of the IQ Hedge Multi-Strategy Plus Fund (previously named IQ ALPHA Hedge Strategy Fund); and

WHEREAS, the Trust desires to adopt a Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Class A Shares of each other Fund listed on Schedule A, hereto, as may be amended from time to time; and

WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Non-Interested Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and the holders of the Fund’s Class A Shares, have approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto.

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, with respect to the Class A Shares of the Funds listed on Schedule A, on the following terms and conditions:

1.      Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Class A Shares of a Fund, which activities may include, but are not limited to, the following:

(a)                payments to the Trust’s distributor (the “Distributor”) and to securities dealers and others in respect of the sale of Class A Shares of the Fund;

(b)               payment of compensation to and expenses of personnel (including personnel of organizations with whom the Trust has entered into agreements related to this Plan) who engage in or support distribution of Class A Shares of the Fund or who render shareholder support services to holders of Class A Shares not otherwise provided by the Trust’s transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Class A Shares of the Fund, and providing such other shareholder services as the Trust may reasonably request;

(c)                formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(d)               preparation, printing and distribution of sales literature;

(e)                preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;

(f)                holding seminars and sales meetings designed to promote the distribution of Class A Shares;

(g)               obtaining information and providing explanations to wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund;

(h)               training sales personnel regarding Class A Shares of the Fund; and

(i)                 obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Class A Shares of a Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.      Maximum Expenditures.

(a)                The expenditures to be made by each Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed an amount calculated at the rate listed for such Fund on Schedule A (the “Rate”), which Rate shall be calculated per annum based on the average daily net asset value of the Class A Shares of such Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the inception of this Plan to the date of such expenditures.

Payments for distribution and shareholder servicing activities may be made directly by the Trust or to other persons with which the Trust has entered into agreements related to this Plan.

As of the end of a Fund’s fiscal year, the expenses incurred in connection with the sale and promotion of the Class A Shares and the furnishing of services to Shareholders, as described above, may exceed the specified Rate for such Fund average daily net assets attributable to the Class A. Although the Fund is not permitted to pay any such excess expenses during that same fiscal year, such excess expenses may be reimbursed during any of the Fund’s subsequent three fiscal years, provided and to the extent that the current expenses plus the excess expenses do not exceed the Fund’s Rate for that subsequent year. All or any portion of such excess expenses may be reimbursed by the Fund during any one or more of the three subsequent fiscal years.

(b)               Allocation of Expenses. Only distribution expenditures properly attributable to the sale of Class A Shares of a Fund may be used to support the distribution fee charged to holders of such Fund’s Class A Shares.

3.   Term and Termination.

(a)                This Plan shall be effective with respect to the Class A Shares on the date that class of a Fund commences operation. The Plan will be deemed to have been approved as of its initial effective date with respect to the Class A Shares so long as a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Fund approves the Plan prior to any public offering or sale of the Fund’s voting securities.

(b)               Unless terminated as herein provided, this Plan shall continue in effect with respect to the Class A Shares for one year from the effective date of the Plan for such class and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non-Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

(c)                This Plan may be terminated at any time by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities constituting the Class A Shares as defined in the 1940 Act.

4.                  Amendments. No material amendment to this Plan shall be made unless: (a) it is approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof; and (b) if the proposed amendment will increase materially the maximum expenditures permitted by Section 2 hereof with respect to the Class A Shares, it is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) constituting the Class A Shares.

5.                  Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6.                  Quarterly Reports. The Trust’s Distributor or Treasurer shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.                  Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement, and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

8.                  Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term “IndexIQ Trust” means and refers to the Trustees from time to time serving under the Trust’s Declaration of Trust (“Declaration of Trust”) as filed with the Securities and Exchange Commission. The execution of this Plan has been authorized by the Trustees, acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust’s Declaration of Trust.

This Plan was effective for the Class A Shares of the IQ Hedge Multi-Strategy Plus Fund as of May 12, 2008.

This Plan was amended and effective for the Funds as of April 15, 2015.

SCHEDULE A

INDEXIQ Trust

The following series (and designated classes of such series) of IndexIQ Trust are subject to this Plan, at the fee rates specified:

Fund	Fee (as a Percentage of Average Daily Net Assets of the Fund)*

IQ Hedge Multi-Strategy Plus Fund (Class A Shares)	0.25%

IQ Managed Futures Income Fund (Class A Shares)	0.25%

IQ Hedge Fund Strategy Fund (Class A Shares)	0.25%

IQ Private Equity Replication Fund (Class A Shares)	0.25%

* The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of the Fund and its shares. Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved or ratified by the Trustees.

Adopted: May 12, 2008

Amended: September 2012

Amended: March 20, 2014

Amended: April 15, 2015

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